Pricing Supplement Dated September 6, 2000                        Rule 424(b)(3)
(To Prospectus dated January 19, 1999 and            Registration Nos. 333-70101
Prospectus Supplement dated March 10, 1999)                     and 333-70101-01

                            PPL CAPITAL FUNDING, INC.
                  (FORMERLY CALLED PP&L CAPITAL FUNDING, INC.)
                   MEDIUM-TERM NOTES, SERIES B - FLOATING RATE
                        Unconditionally Guaranteed as to
                          Payment of Principal and any
                             Interest and Premium by
                                 PPL CORPORATION
                     (FORMERLY CALLED PP&L RESOURCES, INC.)

---------------------------------------------- -----------------------------------------
Principal Amount: $50,000,000                    Initial Interest Rate: 7.46 %
Agent(s)' Discount or Commission: $31,795        Stated Maturity Date:  September 11, 2002
Net Proceeds to Issuer: $49,875,000              Original Issue Date:  September 11, 2000
---------------------------------------------- -----------------------------------------

CUSIP No. 69351E AD1

Calculation Agent:  The Chase Manhattan Bank

Interest Calculation:

  [X] Regular Floating Rate Note             [ ] Floating Rate/Fixed Rate Note
  [ ] Inverse Floating Rate Note                 (Fixed Rate Commencement Date):
      (Fixed Interest Rate):                     (Fixed Interest Rate):
  [ ] Other Floating Rate Note (see attached)

Interest Rate Basis:

  [ ] CMT Rate                     [ ] Prime Rate      [ ] Federal Funds Rate
  [ ] Commercial Paper Rate        [X] LIBOR           [ ] Treasury Rate
                                                       [ ] Other (see attached)

If LIBOR, Designated LIBOR Page:                            If CMT Rate:

  [ ] Reuters Page:                                         [ ] Designated CMT Telerate Page:
                   ----------                                                                ---------
  [X] Telerate Page: 3750                                   [ ] Designated CMT Maturity Index:
                    ---------                                                                  --------

Initial Interest Reset Date:  December 11, 2000             Spread (+/-):  +80 basis points
Interest Reset Dates: March 11, June 11, September 11,
                        December 11                         Spread Multiplier:  N/A
Interest Payment Dates: March 11, June 11, September 11,
                          December 11                       Maximum Interest Rate:  N/A
Initial Interest Payment Date:  December 11, 2000
Regular Record Dates:  the 15th calendar day immediately
                       preceding the related Interest
                       Payment Date                         Minimum Interest Rate:  N/A
Interest Reset Period: Quarterly
First Interest Payment Date:  December 11, 2000
Index Maturity: 3 months

Day Count Convention:

  [X] Actual/360 for the period from (and including) each Interest Payment Date to (and excluding) the following Interest Payment Date

  [ ] Actual/Actual for the period from      to
  [ ] 30/360 for the period from             to

Redemption:

[ ]     The Notes may not be redeemed prior to the Stated Maturity Date.
[X]     The Notes may be redeemed prior to the Stated Maturity Date.

             Initial Redemption Date:  September 11, 2001
             Initial Redemption Price: 100%
             Annual Redemption Percentage Reduction: N/A


Repayment at the Option of the Holder:

[X] The Notes may not be repaid at the option of the holder prior to the Stated Maturity Date.
[ ] The Notes may be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
             Option Repayment Date(s):
             Repayment Price:       %
                              ------

Form:   [X] Book-Entry   [ ] Certificated

Agent:  [ ] Morgan Stanley & Co. Incorporated          [ ] Merrill Lynch, Pierce, Fenner & Smith Incorporated
        [ ] Banc of America Securities LLC             [X] Other: Banc One Capital Markets, Inc.
        [ ] Goldman, Sachs & Co.

Agent acting in the capacity as indicated below:

        [X] Agent        [ ] Principal

If as principal:

        [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
        [ ] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

        The Notes are being offered at a fixed initial public offering price of 99.81359% of principal amount.


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